EXHIBIT 10.1

                          BUSINESS CONSULTING CONTRACT

4-20-01

TO: Dr Waseem Sayed
    Sayed Consulting Inc
    2400Ridgeway Dr Suit 409
    Chino Hill, CA 91709

Dear Dr Waseem Sayed,

Based upon our various conversations Capco Energy Inc. (Capco) agrees to retain the services of Sayed Consulting Inc. (SCI) for providing certain public relations services to the Company.

The terms of the contract and the services provided are specified hereinbelow:

1. The services of SCI shall be retained for a period of five years commencing 5-1-01(Effective date). and ending 4-31-06.(Termination Date)

2. The services shall include public relations on behalf of the Company, the shareholders letter, news releases, increasing the market makers and seeking investment banking sources to enable the Company to fund its ongoing projects.

3. Dr Waseem Sayed as the President of SCI shall be reporting to the CEO of Capco. It is anticipated that all public relations efforts of Capco to be carried out by SCI.

4. Capco shall pay a monthly consulting fee of $5,000 plus non-accountable expenses of $2000/month, which shall include local auto expense, telephone, computer and other miscellaneous office expenses. In addition Capco shall reimburse all other accountable expenses which are undertaken by SCI and are subject to Capco's approval.

5. So long the contract is full force by July 31 2001, Capco shall grant an options to SCI to acquire 350,000 shares of Capco at $1.00/per share expiring September 30th 2001. In addition so long as the contract is still in full force by September 30th 2001 and the previous options have been exercised then Capco shall grant an additional options to SCI to acquire 500,000 share of Capco at $1.50 per share expiring April 30 2002.

6. Either party can terminate this contract by giving a notice of 2 weeks to the other party. Capco's obligation in the event of termination by Capco shall be to pay all the unpaid but approved expenses and three months consulting fees. Capco's obligation in the event of termination by SCI shall only be the approved expenses and prorate consulting fees to the date of termination.

  If the above terms are acceptable then please execute a copy and forward to my attention by 4-30-01.

Sincerely yours,                                     Accepted:

/s/ Ilyas Chaudhary                                  /s/ Waseem Sayed
-------------------                                  ----------------
Ilyas Chaudhary                                      Waseem Sayed
President
Capco Energy Inc.